UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2014

Monarch Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-49814	04-3627031
State or other jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

375 North Willowbrook Road, Coldwater, MI 49036

(Address of principal executive offices) (Zip Code)

(517) 278-4566

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 31, 2014, Chemical Financial Corporation (“Chemical”) and Monarch Community Bancorp, Inc. (“Monarch”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for a business combination of Chemical and Monarch. The Merger Agreement has been unanimously approved by the boards of directors of Chemical and Monarch.

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Monarch will be merged with and into Chemical, with Chemical as the surviving corporation (the “Merger”). Following completion of the Merger, Chemical intends to consolidate Monarch Community Bank, Monarch’s wholly-owned subsidiary bank, with and into Chemical Bank, Chemical’s wholly-owned subsidiary bank, with Chemical Bank as the surviving institution.

Subject to the terms and conditions of the Merger Agreement, Chemical will exchange 0.0982 shares of Chemical common stock for each share of Monarch common stock outstanding. Based on the closing price of Chemical’s common stock on October 31, 2014, the Merger has a transaction value of approximately $26.0 million. The Merger consideration is subject to adjustment in certain limited circumstances, as set forth in the Merger Agreement.

The Merger Agreement contains customary representations and warranties that the parties have made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the Merger, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, may be subject to a contractual standard of materiality different from what a shareholder might view as material, may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger Agreement and generally were solely for the benefit of the parties to that agreement.

The Merger Agreement contains customary covenants of Monarch and Chemical including, among others, that Monarch and Chemical conduct their respective businesses in the ordinary course during the period between the date of the Merger Agreement and the effective time of the Merger or earlier termination of the Merger Agreement and, in the case of Monarch, that it not engage in certain kinds of transactions during such period without the prior written consent of Chemical, which may not be unreasonably withheld. Subject to certain terms and conditions, the board of directors of Monarch must recommend approval of the Merger Agreement by Monarch’s shareholders and must solicit proxies voting in favor of approval of the Merger Agreement from Monarch’s shareholders. Each member of the Monarch board of directors has executed a voting agreement agreeing to vote all Monarch common shares held by such director in favor of the Merger Agreement.

Completion of the Merger is subject to certain closing conditions. These include, among others, (i) in the case of both parties, receipt of the requisite approval of Monarch’s stockholders, receipt of required regulatory approvals, the absence of any law or order prohibiting completion of the Merger and the absence of a material adverse effect (as defined in the Merger Agreement), and (ii) in the case of Chemical, the consolidated shareholders’ equity of Monarch must be at least $18.5 million (subject to adjustment as provided in the Merger Agreement) as of the final statement date (as defined in the Merger Agreement).

The Merger Agreement provides certain termination rights for both Chemical and Monarch and further provides that, upon termination of the Merger Agreement under certain circumstances, Monarch will be obligated to pay Chemical a termination fee of $1.0 million.

The disclosure under this Item 1.01 is qualified in its entirety by reference to the Merger Agreement, which is filed with this report as Exhibit 2.1 and is here incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

2.1	Agreement and Plan of Merger, dated October 31, 2014. (The schedules to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONARCH COMMUNITY BANCORP, INC.

Dated: November 3, 2014	/s/ Andrew J. Van Doren
Andrew J. Van Doren
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated October 31, 2014. (The schedules to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.)